Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS THIRD QUARTER 2015 RESULTS

AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, October 28, 2015 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported third quarter 2015 results:  Revenues in the third quarter 2015 were $37.0 million, compared to $39.1 million in the comparable prior year quarter, a decrease of $2.0 million, or 5.2%.  Revenues from the Company’s lime and limestone operations in the third quarter 2015 decreased $1.4 million, or 3.7%, to $36.5 million from $37.9 million in the comparable 2014 quarter, while revenues from its natural gas interests decreased $0.6 million, or 52.6%, to $0.6 million from $1.2 million in the comparable prior year quarter.  For the nine months ended September 30, 2015, revenues were $99.5 million, compared to $114.4 million in the comparable 2014 period, a decrease of $14.9 million, or 13.0%.  Revenues from the Company’s lime and limestone operations in the first nine months 2015 decreased $12.6 million, or 11.5%, to $97.6 million from $110.2 million in the comparable 2014 period, while revenues from its natural gas interests decreased $2.3 million, or 53.7%, to $2.0 million from $4.2 million in the comparable prior year period.

The decrease in lime and limestone revenues in the third quarter 2015, compared to the third quarter 2014, resulted primarily from decreased sales volumes of the Company’s lime and limestone products due to decreased demand, principally from its oil and gas services and steel customers due to decreased drilling activities and decreased steel production, respectively, partially offset by increased demand from its construction customers.  The decrease in lime and limestone revenues in the nine months ended September 30, 2015, compared to the comparable 2014 period, resulted primarily from decreased demand from the Company’s oil and gas services, steel, industrial and construction customers.  Prices realized for the Company’s lime and limestone products in the 2015 periods were slightly higher compared to the 2014 periods.

Production volumes from the Company’s natural gas interests in the third quarter 2015 totaled 177 thousand MCF, sold at an average price of $3.25 per MCF, compared to 209 thousand MCF, sold at an average price of $5.84 per MCF, in the comparable 2014 quarter.  Production volumes in the first nine months 2015 from natural gas interests totaled 548 thousand MCF, sold at an average price of $3.56 per MCF, compared to the first nine months 2014 when 641 thousand MCF was produced and sold at an average price of $6.57 per MCF.  The Company’s 2015 average prices per MCF were lower than the prior year’s average prices primarily due to decreases in natural gas and natural gas liquids prices.

The Company’s gross profit was $10.4 million in the third quarter 2015, compared to $9.9 million in the comparable 2014 quarter, an increase of $0.5 million, or 4.9%. Gross profit in the first nine months 2015 was $23.2 million, a decrease of $5.7 million, or 19.6%, from $28.9 million in the first nine months 2014.

Included in gross profit in the third quarter and first nine months 2015 were $10.3 million and $22.8 million, respectively, from the Company’s lime and limestone operations, compared to $9.3 million and $26.6 million, respectively, in the comparable 2014 periods.  The increased gross profit in the third quarter 2015, compared to the third quarter 2014, resulted primarily from lower energy costs as well as less discretionary outside contractor stripping costs in the Company’s quarries, partially offset by the decreased revenues discussed above.  The decreased gross profit for the Company’s lime and limestone operations in the first nine months 2015 resulted primarily from the decreased revenues discussed above.

Gross profit from the Company’s natural gas interests decreased to $47 thousand and $0.4 million in the third quarter and first nine months 2015, respectively, from $0.6 million and $2.3 million, respectively, in the comparable 2014 periods.  The decreased gross profit for the Company’s natural gas interests resulted primarily from the decreased revenues discussed above.

Interest expense in the third quarter 2015 decreased $0.3 million, compared to the third quarter 2014, primarily as a result of the company’s repayment of the $15.4 million then-outstanding balance of its term loans in the second quarter 2015.  Interest expense decreased $0.2 million in the first nine months 2015 compared to the first nine months 2014 primarily as a result of the repayment of debt, partially offset by the cost to repurchase of the Company’s interest rate hedges in the second quarter 2015.

During the second quarter 2015, the Company terminated the Corson Pension Plan, which required a cash payment of $0.2 million and resulted in a second quarter expense of $0.9 million ($0.6 million, net of tax benefit), included in other (income) expense, net for the first nine months 2015, that was previously included in accumulated other comprehensive loss.  As a result of the termination of the Corson Plan, the Company will not have to make any future contributions to the Plan.

The Company reported net income of $5.7 million ($1.01 per share diluted) in the third quarter 2015, compared to net income of $5.4 million ($0.97 per share diluted) in the third quarter 2014, an increase of $0.3 million, or 4.6%.  In the first nine months 2015, net income decreased by $5.0 million, or 32.2%, to $10.6 million ($1.89 per share diluted), compared to $15.6 million ($2.80 per share diluted) in the first nine months 2014.

“With the greatly improved weather conditions in the third quarter 2015 compared to the first two quarters, we were pleased to see demand from our construction customers rebound,” said Timothy W. Byrne, President and Chief Executive Officer.  “However, we continue to see reduced demand from our oil and gas services and steel customers compared to last year,” Mr. Byrne added.

Dividend

The Company also announced today that its Board of Directors has declared a regular quarterly cash dividend of $0.125 (12.5 cents) per share on the Company’s common stock. This dividend is payable on December 18, 2015 to shareholders of record at the close of business on November 27, 2015.

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United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), oil and gas services, industrial (including paper and glass manufacturers), roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
INCOME STATEMENTS

Revenues
Lime and limestone operations	$36,452	$37,855	$97,593	$110,226
Natural gas interests	577	1,218	1,950	4,214
Total	$37,029	$39,073	$99,543	$114,440

Gross profit
Lime and limestone operations	$10,320	$9,271	$22,826	$26,637
Natural gas interests	47	612	418	2,261
Total	$10,367	$9,883	$23,244	$28,898
Operating profit	$7,900	$7,479	$15,978	$21,894
Interest expense	57	369	969	1,176
Other (income) expense, net	(54)	10	651	(43)
Income tax expense	2,221	1,674	3,758	5,125
Net income	$5,676	$5,426	$10,600	$15,636

Income per share of common stock:
Basic	$1.01	$0.97	$1.89	$2.80
Diluted	$1.01	$0.97	$1.89	$2.80
Weighted-average shares outstanding:
Basic	5,600	5,578	5,599	5,578
Diluted	5,604	5,589	5,605	5,588
Cash dividends per share of common stock	$0.125	$0.125	$0.375	$0.375

			September 30,	December 31,
			2015	2014
BALANCE SHEETS
Assets:
Current assets			$88,781	$91,762
Property, plant and equipment, net			104,564	108,513
Other assets, net			138	145
Total assets			$193,483	$200,420
Liabilities and Stockholders’ Equity:
Current installments of debt			$—	$16,667
Other current liabilities			7,846	8,298
Deferred tax liabilities, net			19,491	19,259
Other liabilities			1,151	1,505
Stockholders’ equity			164,995	154,691
Total liabilities and stockholders’ equity			$193,483	$200,420

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